UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2010

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083

(Address of Principal Executive Offices) (Zip Code)

(650) 837-7000

(Registrant’s telephone number, including area code)

249 East Grand Ave.

P.O. Box 511

South San Francisco, California 94083-0511

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Exelixis, Inc. (the “Company”) has regained full rights to develop and commercialize XL184 under the Collaboration Agreement (the “Agreement”) dated as of December 11, 2008 by and between the Company and Bristol-Myers Squibb Company. Under the Agreement, the Company and Bristol-Myers Squibb agreed to co-develop XL184 and Bristol-Myers Squibb received an exclusive worldwide license to develop and commercialize XL281. On June 18, 2010, the Company received a notice from Bristol-Myers Squibb of its decision to terminate the Agreement solely as to XL184, on a worldwide basis, pursuant to the terms of the Agreement. Bristol-Myers Squibb informed the Company that the termination was based upon Bristol-Myers Squibb’s review of XL184 in the context of Bristol-Myers Squibb’s overall research and development priorities and pipeline products. The parties have agreed that the termination is effective immediately. Bristol-Myers Squibb has agreed to pay the Company a transition payment of $17.0 million in connection with the termination. The transition payment is being made in satisfaction of Bristol-Myers Squibb’s obligations under the Agreement to continue to fund its share of development costs for XL184 for a period of three months following the notice of termination. As a result of the termination, Bristol-Myers Squibb’s license relating to XL184 has terminated and rights to XL184 have reverted to the Company, and the Company will receive, subject to certain terms and conditions, licenses from Bristol-Myers Squibb to research, develop and commercialize XL184. The Agreement will continue and remain in full force and effect with respect to XL281.

Bristol-Myers Squibb made an upfront cash payment of $195.0 million to the Company in 2008 for the development and commercialization rights to XL184 and XL281 and made additional license payments to the Company of $45.0 million in 2009. The companies were obligated to share worldwide (except for Japan) development costs for XL184. The Company was responsible for 35% of such costs and Bristol-Myers Squibb was responsible for 65% of such costs, except that the Company was responsible for funding the initial $100.0 million of combined costs and had the option to defer payments for development costs above certain thresholds. The Company completed its required funding of the initial $100.0 million of the combined costs during the second quarter of 2010, after which the Company was responsible for 35% of the combined costs going forward. In return, the Company would have shared 50% of the commercial profits and losses (including pre-launch commercialization expenses) in the United States and have the option to co-promote XL184 in the United States. The Company was eligible to receive sales performance milestones of up to $150.0 million and double-digit royalties on sales on XL184 outside the United States.

The Company expects to continue to carry out certain clinical trials of XL281. Bristol-Myers Squibb is responsible for funding all future development of XL281, including the Company’s activities. The Company is eligible for development and regulatory milestones of up to $315.0 million on XL281, sales performance milestones of up to $150.0 million and double-digit royalties on worldwide sales of XL281.

In addition to the Agreement, the Company and Bristol-Myers Squibb are parties to the following:

•	a cancer collaboration agreement entered into in 2001;

•

a collaboration agreement for the discovery, development and commercialization of novel therapies targeted against LXR, a nuclear hormone receptor implicated in a variety of cardiovascular and metabolic disorders, entered into in December 2005; and

•	a worldwide collaboration to discover, develop and commercialize novel targeted therapies for the treatment of cancer, entered into in December 2006.

The terms and status of activities under these agreements are described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 1.02 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXELIXIS, INC.

Date: June 21, 2010	/s/ JAMES B. BUCHER
James B. Bucher Vice President, Corporate Legal Affairs and Secretary